Exhibit 12


                          Collins & Aikman Corporation
                Computation of Ratio of Earnings to Fixed Charges
                          (dollar amounts in thousands)




                                                                                  Fiscal year ending January
                                                    --------------------------------------------------------------------------------
                                                         1992              1993             1994              1995          1996
                                                    ----------------  ---------------- ----------------  ------------- -------------


Earnings:
   Income (loss) from continuing
      operations before income taxes                       ($54,557)      ($49,191)       ($143,863)       $80,921        $91,202
   Add:
      Interest expense-continuing operations                114,310        114,432          115,396         81,410         49,525
      Interest component of rental expense-
         continuing operations                                3,354          3,918            3,863          4,353          5,439
      Loss on sale of receivables                              ----           ----             ----          7,616          8,688
      Preferred stock dividends of subsidiary                 4,515          4,514            4,533          2,258           ----
                                                    ----------------  ---------------- ----------------  ----------- ---------------
                                                             67,622         73,673          (20,071)       176,558        154,854
                                                    ----------------  ---------------- ----------------  ----------- ---------------


Fixed Charges:
   Interest expense-continuing operations                   114,310        114,432          115,396         81,410         49,525
   Interest expense-discontinued operations                  27,151         23,836           19,663            714            733
   Loss on sale of receivables                                 ----           ----             ----          7,616          8,688
   Preferred stock dividends of subsidiary                    4,515          4,514            4,533          2,258           ----
   Interest component of rental expense-
      continuing operations                                   3,354          3,918            3,863          4,353          5,439
   Interest component of rental expense-
      discontinued operations                                10,692         12,138            9,572          3,002          2,315
                                                   ----------------  ---------------- ----------------  ------------- --------------
                                                            160,022        158,838          153,027         99,353         66,700
                                                   ----------------  ---------------- ----------------  ------------- --------------
Earnings in excess of (less than) fixed charges            ($92,400)      ($85,165)       ($173,098)       $77,205        $88,154
                                                   ================  ================ ================  ============= ==============

Ratio                                                       (N/A)            (N/A)            (N/A)            1.8            2.3
                                                   ================  ================ ================  ============= ==============



For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) from continuing operations before income taxes, plus fixed charges relating to continuing operations. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs), loss on sale of receivables, preferred stock dividends of subsidiaries and the portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the fiscal years ending January 1992 through 1994.